                             EMPLOYMENT AGREEMENT


     THIS AGREEMENT, effective as of January 1, 1998, is entered into by and between Union Bank of California, N.A., a National Banking Association (the "Bank"), and Richard C. Hartnack ("Mr. Hartnack"), an individual.

     WHEREAS, Mr. Hartnack is currently employed by the Bank as Vice Chairman and Group Head, Retail Banking ("Vice Chairman");

     WHEREAS, Mr. Hartnack has been designated a policy making officer of the Bank and UnionBanCal Corporation ("UNBC") and a Director on the Board of Directors of UNBC (the "Board"), the Bank and various subsidiaries and affiliates of the Bank and UNBC; and

     WHEREAS, the parties wish to terminate and supersede the existing terms and conditions of Mr. Hartnack's employment with the Bank; and

     WHEREAS, the Bank desires to continue to secure the services of Mr. Hartnack and Mr. Hartnack desires to perform services for the Bank on the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the foregoing and of the material promises and conditions contained in this Agreement, the parties agree as follows:

     1.   REPRESENTATIONS AND WARRANTIES.

     The Bank represents that it is fully authorized to enter into this Agreement. Mr. Hartnack warrants that he is under no employment contract, bond, confidentiality agreement, or any other obligation which would violate or be in conflict with the terms and conditions of this Agreement or encumber his performance of duties assigned to him by the Bank. Mr. Hartnack further warrants that he has not signed or committed to any employment or consultant duties or other obligations which would divert his attention from the duties assigned to him by the Bank under this Agreement. The parties do not intend to include within the meaning of this paragraph Mr. Hartnack's service at the request of the Bank's Chief Executive Officer, or with the concurrence of the Bank's Chief Executive Officer, for nonprofit, charitable, or trade associations or on the boards of directors or other governing bodies of business enterprises unrelated to the Bank and not in a business competitive with the business of the Bank, for example, Mr. Hartnack's service on the U.S. Region Board of MasterCard International, Inc.

     2.   EMPLOYMENT AND DUTIES.

     The Bank will continue to employ Mr. Hartnack as a Vice Chairman and, during such employment, will continue to nominate him as a Director of UNBC. Mr. Hartnack hereby accepts such employment with the Bank. Mr. Hartnack shall devote his time, ability, attention, energy, knowledge and skill solely and exclusively to performing all reasonable duties as Vice Chairman of the Bank as assigned to him by the Bank's Chief Executive Officer or the Board.

     3.   BASE SALARY.

     In consideration for Mr. Hartnack's services to the Bank during the time period in which this Agreement is effective, Mr. Hartnack is receiving a base salary of Four Hundred Fifteen Thousand Dollars ($415,000.00) per annum to be paid in equal installments as per the Bank's salary administration program every two (2) weeks, and subject to annual review and increases at the discretion of the Executive Compensation and Benefits Committee of the Board, the Board or any other committee constituted by the Board for this purpose (as applicable, the "Committee"). Annual base salary shall be competitive with the annual base salaries for comparable executive positions at banks of similar size and focus, as determined at the discretion of the Committee.

     4.   ADDITIONAL BENEFITS.

     During his employment under this Agreement:

     a. BONUS. Mr. Hartnack shall be entitled to participate in the Bank's Senior Management Bonus Plan, or its successor, subject to the eligibility requirements and other terms and conditions of such Plan and the determinations of the administrator of such Plan. Mr. Hartnack's target bonus under the Senior Management Bonus Plan shall be fifty percent (50%) of base salary, subject to annual review and increases or decreases at the discretion of the Committee, based on the median annual bonus targets for comparable executive positions at banks of similar size and focus (as determined at the discretion of the Committee).

     b. LONG TERM INCENTIVES. Mr. Hartnack shall be eligible for long term incentive awards available to policy making officers. Awards may consist of one or more types of long-term incentives, including the grant of stock options and restricted stock under the UNBC Management Stock Option Plan, or its successor, and the award of performance shares under the UNBC Performance Share Plan, or its successor. Mr. Hartnack's target award shall be valued at one hundred percent (100%) of base salary. Notwithstanding the preceding sentence, determinations of the amount of any award to Mr. Hartnack shall be made at the discretion of the Committee, subject to annual review and increases or decreases, based on the median long-term incentive targets for comparable executive positions at banks of similar size and focus (as determined at the discretion of the Committee).

     c. RETIREMENT AND 401(k) PLAN. Mr. Hartnack shall be entitled to participate in the Bank retirement and 401(k) plans that are now or hereafter will be in effect, subject to the eligibility requirements and other terms and conditions of such plans and the determinations of the administrator of such plans.

     d. SUPPLEMENTAL RETIREMENT BENEFITS. Subject to paragraph 6, Mr. Hartnack shall be entitled to receive an overall pension benefit from the Bank, calculated under the terms of the Union Bank of California Retirement Plan (the "Retirement Plan"), without regard to the limits of Code sections 401(a)(17) and 415, and crediting Mr. Hartnack with an additional nine (9) years of "credited service." During the period represented by the nine (9) year grant of past service credits, Mr. Hartnack participated in the qualified and nonqualified pension plans of First National Bank of Chicago (the "Chicago Plans"), and during his employment under this Agreement Mr. Hartnack shall be a participant under the Bank's

Supplemental Executive Retirement Plan (the "SERP"). As such, the portion of Mr. Hartnack's overall pension benefit payable under this Agreement shall be a net benefit (the "Net Benefit"). Such Net Benefit shall be an amount determined as described in the first sentence of this subparagraph less
(i) the amount payable from the Retirement Plan and from the SERP, and
(ii) the "Revised Offset" annuity amount in Exhibit A, which represents the actuarial equivalent of the $92,678.04 total lump sum distribution that Mr. Hartnack received from the Chicago Plans (representing his entire interest under such plans) on June 28, 1991. The Net Benefit payable under this Agreement shall be determined as a Normal Retirement Benefit, an Early Retirement Benefit or a Deferred Retirement Benefit, as applicable, within the meaning of the SERP, employing the same offset methodology and all other terms and conditions as described under the SERP. As such, the Net Benefit shall be paid in the same form and at the same time as the benefit payable under the SERP. The Net Benefit obligation of this subparagraph 4(d) shall be an unfunded and unsecured obligation of the Bank, as to which Mr. Hartnack shall have no rights other than those of a general creditor of the Bank.

     e. INSURANCE AND WELFARE PLANS. Mr. Hartnack and his eligible dependents shall be eligible to receive such other benefits or rights as may be provided under any employee benefit plan provided by the Bank that is now or hereafter will be in effect (including participation in life, medical, disability, dental and vision insurance plans), subject to eligibility requirements and other terms and conditions of such plans and the determinations of administrators of such plans.

     f. OTHER BENEFITS. The Bank shall provide other benefits such as a car allowance, luncheon and country club dues and assessments, and other perquisites as determined by the Committee for similarly situated executives.

     g. BUSINESS EXPENSES. Mr. Hartnack shall be entitled to reimbursement by the Bank for such customary, ordinary and necessary business expenses as are incurred by him in the performance of his duties and activities associated with promoting or maintaining the business of the Bank. All expenses as described in this subparagraph 4(g) will be reimbursed only upon presentation by Mr. Hartnack of such documentation in accordance with Bank policy and as may be reasonably necessary to substantiate that all such expenses were incurred in the performance of his duties.

     h.   VACATION AND SICK LEAVE.  Mr. Hartnack shall be entitled to earn
(i) four (4) weeks' paid vacation each year of employment under this Agreement and (ii) sick leave on the same basis as other Bank employees and subject to all accrual or accumulated maximum entitlement limitations which currently or may hereafter exist under the Bank's vacation and sick leave policy.

     5.   OUTSIDE ACTIVITIES AND NON-COMPETITION.

     During the term of this Agreement, and subject to paragraph 1, Mr. Hartnack shall devote his time, ability, attention, energy, knowledge and skill to the business of the Bank. During the term of this Agreement, Mr. Hartnack shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director, or in any other capacity, engage or assist any third party in engaging in any business competitive with the business of the Bank, UNBC or their subsidiaries without the written approval of the Bank's Chief Executive Officer. Investments in publicly traded corporations through brokerage accounts or in mutual funds, or depositor/borrower relationships with other financial institutions are not intended to be covered by this paragraph. Following his employment with the Bank, Mr. Hartnack shall not engage in unfair competition with the Bank or aid others in any unfair competition with the Bank, unfair competition having the meaning ascribed in the "Competition and Business Promotion" section of the Bank's April 1996 revision of the Business Standards of Conduct (except that the object of the prohibition shall be read as the Bank rather than a competitor). Following his employment with the Bank, Mr. Hartnack shall not in any way breach the confidence that the Bank has placed in him or misappropriate any proprietary information of the Bank, as such prohibitions are described in the Bank's April 1996 revision of the Business Standards of Conduct.

     6.   TERMINATION OF EMPLOYMENT.

     This Agreement shall terminate as follows:

     a. BY DEATH. This Agreement shall be terminated upon the death of Mr. Hartnack. The Bank's total liability to Mr. Hartnack in the event of termination of Mr. Hartnack's employment under this subparagraph shall be limited to the payment (on his behalf) of Mr. Hartnack's salary and benefits as set forth in paragraphs 3 and 4 of this Agreement through the effective date of termination.

     b. BY DISABILITY. If, in the sole opinion of the Bank's Chief Executive Officer, governed by the exercise of good faith and supported by competent medical opinion, Mr. Hartnack is prevented from properly performing his duties hereunder by reason of any physical or mental incapacity, for a period of more than ninety (90) days in the aggregate in any twelve (12) month period, then, to the extent permitted by law, his employment with the Bank shall terminate. The Bank's total liability to Mr. Hartnack in the event of termination of Mr. Hartnack's employment under this subparagraph shall be limited to (i) the payment of Mr. Hartnack's salary and benefits as set forth in paragraphs 3 and 4 of this Agreement through the effective date of termination. In calculating the Net Benefit payable to Mr. Hartnack pursuant to subparagraph 4(d), Mr. Hartnack will continue to accrue credited service in the manner described in Article VI of the Retirement Plan (or a successor provision). Nothing in this paragraph 6 is intended to preclude Mr. Hartnack from exercising any rights he may have under the Bank's Short Term Disability Plan or Long Term Disability Plan, in accordance with the eligibility requirements and other terms and conditions of those respective plans, or their respective successors.

     c. FOR CAUSE. The Bank reserves the right to terminate this Agreement immediately, at any time, if, in the opinion of the Bank's Chief Executive
Officer: Mr. Hartnack materially and/or habitually breaches or neglects the duties which he is required to perform under the terms of this Agreement; commits any material act of dishonesty, fraud, misrepresentation, or other act which would violate the Bank's Business Standards of Conduct; is guilty of gross carelessness or misconduct; fails to obey the lawful direction of the Bank's Chief Executive Officer or the Board; or acts in any way that has a direct, substantial and adverse effect on the Bank's reputation. The Bank's total liability to Mr. Hartnack in the event of termination of Mr. Hartnack's employment under this subparagraph shall be limited to the payment of Mr. Hartnack's salary and benefits as set forth in paragraphs 3 and 4 of this

Agreement through the effective date of termination.

     d. WITHOUT CAUSE. The Bank reserves the right to terminate this Agreement without cause, for any reason and at any time, by written notice to Mr. Hartnack from the Bank's Chief Executive Officer. Mr. Hartnack hereby agrees that the Bank may dismiss him under this subparagraph 6(d) without regard to (i) any general or specific policies (whether written or oral) of the Bank relating to the employment or termination of its employees, or (ii) any statements made to Mr. Hartnack, whether made orally or contained in any document, pertaining to Mr. Hartnack's relationship with the Bank. In the event of termination under this subparagraph 6(d), and subject to the conditions set forth herein, Mr. Hartnack shall be entitled to receive the payments described in (i) and (ii) below.

          (i) If Mr. Hartnack has not yet attained age 65 at the time of his termination of employment, and provided Mr. Hartnack has, at the time of his termination of employment, previously executed the "General and Special Release" (attached hereto as Exhibit B), then in consideration for such Release, the Bank will provide Mr. Hartnack with:

          (A) The greater of (I) two years of separation pay payable as salary continuation on a payroll by payroll basis, in an amount equal to Mr. Hartnack's base salary at the time of his termination, plus a prorated bonus amount each payroll period equal to the average of Mr. Hartnack's annual bonus (excluding any amount that represents an award of long term incentive by the Bank) for the three most recent bonus determination years divided by the number of payroll periods in the year, or (II) the salary continuation amount payable under the Bank's then existing separation pay plan; and

          (B) Benefits (other than salary continuation) payable to participants at or above the level of Executive Vice Presidents for the salary continuation period under the Bank's Separation Pay Plan in effect on the date of this Agreement, or, if better, under the Bank's separation pay plan in effect at the time of his termination of employment. A true and correct copy of the Plan as in effect on the date of this Agreement is attached hereto as Exhibit C; and

          (C) Full and immediate vesting, upon Mr. Hartnack's termination of employment, in the target award amount under his outstanding grant(s) of performance shares under the UNBC Performance Share Plan, and payment of such vested shares within 120 days following his termination of employment (without giving effect to any deferral election that would have applied had the shares become an earned award), such payment to be made in cash equal to the number of vested shares times the average month-end closing price of UNBC common stock (as published in the Western Edition of the Wall Street Journal) for the six months immediately preceding Mr. Hartnack's date of termination of employment; and

          (ii) The Bank will provide Mr. Hartnack with salary and benefits as set forth in paragraphs 3 and 4 of this Agreement through the effective date of termination, provided, in addition, that for purposes of determining the Net Benefit under subparagraph 4(d), Mr. Hartnack shall be treated as eligible for the "10-Year Early" retirement benefit if not so eligible at the time of his termination of employment.

A termination of this Agreement on account of Mr. Hartnack's disability shall be governed by subparagraph 6(b) and not this subparagraph 6(d). In addition, in the event Mr. Hartnack dies while receiving salary continuation benefits under subparagraph 6(d)(i)(A) above, then Mr. Hartnack shall have the remaining salary continuation, if any, paid to his Designated Beneficiary under Exhibit D attached hereto.

     e. BY MR. HARTNACK WITHOUT CAUSE. Mr. Hartnack reserves the right to terminate this Agreement for any reason (other than the reason set forth in subparagraph 6(f)) upon reasonable written notice to the Bank. The Bank's total liability to Mr. Hartnack in the event of termination of Mr. Hartnack's employment under this subparagraph shall be limited to the payment of Mr. Hartnack's salary and benefits as set forth in paragraphs 3 and 4 of this Agreement through the effective date of termination.

     f. BY MR. HARTNACK FOR CAUSE. Subject to the further conditions next described, Mr. Hartnack may terminate this Agreement by giving sixty (60) days' written notice to the Bank if he has incurred a material reduction of his duties, title or responsibility (including Mr. Hartnack no longer serving in the capacity or under the title of Vice Chairman of the Bank, the Bank's failure to continue to nominate Mr. Hartnack as a Director of UNBC, or Mr. Hartnack's position ceasing to be one directly reporting to the Bank's Chief Executive Officer), a reduction in his annual base salary or a reduction in his compensation package below the median package for comparable executive positions at banks of similar size and focus (this peer group to be determined at the discretion of the Committee). In order to elect to terminate this Agreement pursuant to this subparagraph 6(f), Mr. Hartnack must submit the written notice to the Bank within sixty (60) days of the reduction. Mr. Hartnack shall not be entitled to elect to terminate this Agreement pursuant to this subparagraph 6(f) if prior to Mr. Hartnack's termination date the Bank corrects the deficiency upon which Mr. Hartnack's resignation is based. In the event that Mr. Hartnack is entitled to and elects to terminate this Agreement pursuant to this subparagraph 6(f), (i) he shall be entitled to receive salary and benefits as set forth in paragraphs 3 and 4 of this Agreement through the effective date of termination, including, if applicable, the early retirement enhanced actuarial factors described in subparagraph 6(d)(ii), and (ii) if he is has not yet attained age 65 at the time of his termination of employment and further has, at the time of his termination of employment, previously executed the "General and Special Release" (attached hereto as Exhibit B), then in consideration for such Release, the Bank will provide Mr. Hartnack with the salary continuation and benefits set forth in subparagraphs 6(d)(i)(A), (B) and (C). In the event Mr. Hartnack dies while receiving salary continuation benefits described in subparagraph 6(d)(i)(A) above, then Mr. Hartnack shall have the remaining salary continuation, if any, paid to his Designated Beneficiary under Exhibit D attached hereto.

     g. RESIGNATION OF POSITIONS. Upon termination of employment for any reason whatsoever, Mr. Hartnack shall be deemed to have resigned from all offices and positions with the Bank, UNBC, and their subsidiaries. Mr. Hartnack agrees that, in connection with his termination under this Agreement, he will sign such written resignations as required by the Bank.

     7.   PROHIBITION OF ASSIGNMENT.

     This Agreement is personal to Mr. Hartnack and he may not assign or delegate any of his rights or obligations hereunder without first obtaining the written consent of the Bank.

     8.   UNBC OR BANK SUCCESSOR.

     For all purposes under this Agreement, the term "UNBC" shall include any successor to UNBC's business and/or assets, by purchase, merger, consolidation, reorganization, liquidation or otherwise. For all purposes under this Agreement, the term "Bank" shall include any successor to the Bank's business and/or assets, by purchase, merger, consolidation, reorganization, liquidation or otherwise, and, in such an event, for all purposes under this Agreement, the term "UNBC" also shall mean the U.S. parent company to such successor (and, if there is no such U.S. parent company the successor itself). This Agreement shall inure to the benefit of and be binding upon any such successor to UNBC and the Bank to which Mr. Hartnack's employment is transferred.

     9.   ARBITRATION.

     Any controversy between the Bank, UNBC or their parent companies, subsidiaries and affiliates and Mr. Hartnack or between any employee of the Bank, UNBC or their parent companies, subsidiaries and affiliates and Mr. Hartnack, including, but not limited to, any controversy arising out of Mr. Hartnack's employment or the termination thereof, involving the construction or application of any of the terms, provisions or conditions of this Agreement, or otherwise arising out of or relating to this Agreement and any controversy arising out of or relating to Exhibit B to this Agreement (the "General and Special Release") or involving a claim of race, sex, religious, age, disability, veteran status, sexual orientation or national origin discrimination, shall be settled by arbitration in accordance with the then current employment dispute resolution rules of the American Arbitration Association determined by the Committee to most closely resemble the California Employment Dispute Resolution Rules in effect on January 1, 1998, and judgment on the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. Reasonable limited discovery will be permitted in the form of the right of each party to take the deposition of one individual and any expert witness designated by the other party. Each party shall also have the right to make requests for discovery of relevant documents to the other party. Additional discovery may be had only where the arbitrator so orders, upon a showing of substantial need.
The Bank and Mr. Hartnack each shall bear their own costs and legal fees associated with the arbitration, except that the arbitrator shall have the right in his discretion to award reasonable legal fees to the prevailing party in the arbitration. Further, the Bank shall bear the cost of the arbitrator (including the costs of establishing a facility for or otherwise administering the arbitration). The location of the arbitration shall be in San Francisco, California, and the arbitration shall be conducted so as to result in the rendering of the arbitrator's decision within ninety (90) days after the original demand for arbitration.

     In the event of a breach by Mr. Hartnack of any of the covenants contained in paragraph 5 of this Agreement, it is recognized that in addition to any other remedy available to it, the Bank shall be entitled to institute or prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement or to sue for specific performance, or an injunction against performance of any acts, or to seek any other available remedy.

     This paragraph 9 of this Agreement and the obligations provided for herein shall survive the termination of this Agreement and remain in full force and effect following the termination of Mr. Hartnack's employment with the Bank.

     10.  LIMITATION ON PAYMENTS.

     a. BASIC RULE. In the event Mr. Hartnack becomes entitled to payments under this Agreement in connection with his termination of employment at a time when the Bank's Auditors determine that the payments result in "excess parachute payments" under section 280G of the Internal Revenue Code (the "Code"), then instead of the amounts payable under this Agreement, Mr. Hartnack shall receive aggregate payments equal to the Reduced Amount, if such Reduced Amount would result in net after-tax payments to Mr. Hartnack that are greater than the net after-tax payments he would have received without regard to this paragraph. For purposes of this paragraph 10, the "Reduced Amount" shall be the amount, expressed as a present value, that maximizes the aggregate present value of the payments without causing any payment to be nondeductible by the Bank under section 280G of the Code. All calculations required by this paragraph 10 shall be performed by the Bank's independent auditors retained most recently prior to the transaction implicating section 280G of the Code (the "Auditors"), based on information supplied by the Bank and Mr. Hartnack, and shall be binding on the Bank and Mr. Hartnack. All fees and expenses of the Auditors shall be paid by the Bank.

     b. REDUCTIONS. If the amount of the aggregate payments to Mr. Hartnack must be reduced under this paragraph 10, then Mr. Hartnack shall direct in which order the payments are to be reduced, but no change in the timing of any payment shall be made without the Bank's consent. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Auditors hereunder, it is possible that a payment will have been made by the Bank that should not have been made (an "Overpayment") or that an additional payment that will not have been made by the Bank could have been made (an "Underpayment"). In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Bank or Mr. Hartnack that the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to Mr. Hartnack that he shall repay to the Bank, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Mr. Hartnack to the Bank if and to the extent that such payment would not reduce the amount that is nondeductible under section 280G of the Code or is subject to an excise tax under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Bank to, or for the benefit of, Mr. Hartnack, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

     11.  MODIFICATION.

     Any modification of this Agreement will be effective only if it is in writing and signed by the parties to be bound thereby.

     12.  ENTIRE AGREEMENT.

     This Agreement constitutes the entire agreement between the Bank and Mr. Hartnack pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or verbal agreements and understandings with Mr. Hartnack in connection with the subject matter hereof.

     13.  GOVERNING LAW.

     This Agreement and the rights and obligations hereunder shall be governed by the laws of California, and the parties to this Agreement specifically consent to the jurisdiction of the courts of California over any action arising out of or related to this Agreement.

     14.  SEVERABILITY.

     If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

     15.  WAIVER.

     The parties hereto shall not be deemed to have waived any of their respective rights under this Agreement unless the waiver is in writing and signed by such waiving party. No delay in exercising any right shall be a waiver nor shall a waiver on one occasion operate as a waiver of such right on a future occasion.

     16.  NOTICES.

     All notices provided for herein shall be in writing and shall be deemed to have been given when delivered personally, when deposited in the United States mail, registered or certified, postage prepaid, or when delivered to a messenger service, addressed as follows:


     To the Bank:        Paul Fearer
                         Executive Vice President
                         Union Bank of California, N.A.
                         350 California Street
                         San Francisco, CA 94104

     To Mr. Hartnack:    Richard Hartnack
                         Vice Chairman
                         Union Bank of California, N.A.
                         445 South Figueroa Street
                         Los Angeles, CA 90051

or at such other addresses as either of said parties may from time to time in writing appoint.

     17.  EXECUTIVE COMPENSATION AND BENEFITS COMMITTEE.

     If at the time of a determination under this Agreement no Committee is in existence, references to the Committee under this Agreement shall be deemed to be references to the Board.

     18.  WITHHOLDING TAXES.

     The Bank shall withhold and deduct all applicable federal and local taxes, as required by applicable laws, from any payments made under this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized officers or agents.


Dated:  _____________             UNION BANK OF CALIFORNIA, N.A.



                                  By _____________________________
                                     Paul Fearer
                                     Executive Vice President



Dated:  _____________             _________________________________
                                  Richard C. Hartnack

                                   EXHIBIT A

                           ANNUITY VALUE OF LUMP SUM


------------------------------------------------------------
------------------------------------------------------------
    Age at Retirement          Revised Offset
------------------------------------------------------------
      55                         $12,814.53
------------------------------------------------------------
      56                          13,968.45
------------------------------------------------------------
      57                          15,251.92
------------------------------------------------------------
      58                          16,683.19
------------------------------------------------------------
      59                          18,283.58
------------------------------------------------------------
      60                          20,078.20
------------------------------------------------------------
      61                          22,096.74
------------------------------------------------------------
      62                          24,374.38
------------------------------------------------------------
      63                          26,952.93
------------------------------------------------------------
      64                          29,882.30
------------------------------------------------------------
      65                          33,222.28
------------------------------------------------------------
------------------------------------------------------------

                                   EXHIBIT B

                          GENERAL AND SPECIAL RELEASE

     1. In return for the benefits provided for in subparagraphs 6(d)(i) or 6(f)(ii) of the Employment Agreement entered into as of January 1, 1998 (the "Agreement"), the adequacy of which as consideration is hereby acknowledged, Richard C. Hartnack (hereinafter, "Mr. Hartnack") hereby fully releases and forever discharges Union Bank of California, N.A., its parent, affiliated, and subsidiary corporations, its and their successors and assigns, and the past and present officers, directors, employees, shareholders, agents and employee benefit plans of each (hereinafter, collectively the "Bank") from any and all actions, causes of action, claims, demands, damages, and liabilities of whatsoever kind or character, in law or in equity, now known or unknown, suspected or unsuspected, past or present, that he has ever had or currently may have against them or any of them including, but not limited to, claims of race, sex, religious, age, disability, veteran status, sexual orientation or national origin discrimination under Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act, as amended; the California Fair Employment and Housing Act and any other federal, state or local laws, arising out of or in any way related to Mr. Hartnack's employment with the Bank or termination of that employment. Mr. Hartnack further agrees not to institute in any state or federal court any action or claim of any kind against the Bank. Execution of this document by Mr. Hartnack operates as a complete bar and defense against any and all current claims of any type that may be made by Mr. Hartnack against the Bank, provided, however, that nothing in this release is intended to affect
Mr. Hartnack's right to seek a remedy in arbitration to resolve any controversy arising out of the construction or application of the terms, provisions or conditions of the Agreement.

     2. Mr. Hartnack and the Bank understand and expressly agree that the release granted in Paragraph 1 extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past or present, which Mr. Hartnack may have against the Bank arising from or related to his employment with the Bank or the termination of that employment and that any and all rights granted to Mr. Hartnack under Section 1542 of the California Civil Code or any analogous state law, federal law, or regulation are hereby expressly waived. Section 1542 of the California Civil Code provides that:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

     3. Mr. Hartnack has read this instrument, has had the opportunity of consulting with an attorney regarding it, and signs it voluntarily and with the intention of being bound by it. Mr. Hartnack understands that he is waiving legal rights by signing this agreement.

     4.   Mr. Hartnack acknowledges that he has been given at least twenty-one
(21) days within which to consider this Release. Mr. Hartnack understands that he may revoke this Release upon written notice to the Bank within seven (7) days after execution of it and that this Release will not become effective or enforceable until the eighth (8th) day after its execution.



Dated:  ________________                ______________________________
                                        Richard C. Hartnack

                                   EXHIBIT D

                          UNION BANK OF CALIFORNIA, N.A.
                             BENEFICIARY DESIGNATION
                            UNDER EMPLOYMENT AGREEMENT

Name: Richard C. Hartnack

Social Security Number: ______-____-________

If I die while receiving salary continuation payments under subparagraph 6(d) or 6(f) of the Employment Agreement entered into as of January 1, 1998, then any payments remaining to be made shall be paid to the person to whom I am married at the time of my death. IN THE EVENT I HAVE NO SPOUSE AT THE TIME OF MY DEATH, THEN PAYMENT IS TO BE MADE AS FOLLOWS [CHECK ONE BOX ONLY]:

/ /1 To all of my children who survive me in equal shares. [Please provide names and addresses below.] The term "children" means natural or legally adopted children but excludes stepchildren (if not adopted).

/ /2  To my estate.

/ /3 Other [please enter a description, and provide names and addresses, if necessary]:

      ____________________________________________________________________
      ____________________________________________________________________
      ____________________________________________________________________
      ____________________________________________________________________

      IN THE EVENT NO DESIGNATED BENEFICIARY SURVIVES ME, ANY REMAINING PAYMENTS SHALL BE MADE TO MY ESTATE.

The names and addresses of my beneficiaries are as follows [please use a separate sheet if necessary]:

1. Name:_____________________    Relationship:____________________________
   Address:_______________________________________________________________

2. Name:_____________________    Relationship:____________________________
   Address:_______________________________________________________________

3. Name:_____________________    Relationship:____________________________
   Address:_______________________________________________________________

4. Name:_____________________    Relationship:____________________________
   Address:_______________________________________________________________

This beneficiary designation is to take effect on the date when it is received by the Director of Human Resources of Union Bank of California, N.A., and it supersedes any prior designations that I may have made under the above-referenced Employment Agreement.

___________________, 199__              __________________________________
[Date]                                  [Signature]


Date of receipt:_____________, 199__.















                                       -2-